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                                                                     EXHIBIT 4-6

                          UNITED LEISURE CORPORATION
                      1990 Westwood Boulevard, Penthouse
                         Los Angeles, California 90025

                                April 13, 1999

Strata Equities Limited
c/o Camhy, Karlinsky & Stein, LLP
1740 Broadway, 16th Floor
New York, New York 10019

     Re: Warrant to Purchase 600,000 Shares of Common Stock of United Leisure Corporation, Dated April 2, 1998. Issued to Strata Equities Limited
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Gentlemen:

     This letter shall constitute the following agreement between Strata Equities Limited ("Strata") and United Leisure Corporation ("ULC") regarding the above-referenced Warrant ("Warrant").

     1. ULC hereby agrees to permit Strata to fully exercise the Warrant based on a cashless exercise instead of the stated exercise price of $.27 per share.

     2. Based upon the $4.60 per share market value of ULC common stock on today's date, Strata shall be entitled to receive 564,783 shares of ULC common stock as a result of the cashless exercise of the Warrant.

     3. ULC acknowledges and agrees that the aforesaid 564,783 shares are tradable pursuant to Regulation S and Rule 144 under the Securities Act of 1933, as amended.

     4. By its signature below, Strata hereby exercises the Warrant pursuant to the foregoing terms and conditions.

                                          UNITED LEISURE CORPORATION

                                          By: /s/ Harry Shuster
                                              --------------------------
                                                Harry Shuster, President

The foregoing is agreed to and accepted:

STRATA EQUITIES LIMITED

By:  /s/ E. Morrison
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Its: Director
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